EIGHTH AMENDMENT TO
EXPENSE LIMITATION AGREEMENT

ABSOLUTE SHARES TRUST

This Amendment is effective as of June 11, 2020, by and between the funds listed on Schedule A (each, a “Fund” and, collectively, the “Funds”), each a series of shares of Absolute Shares Trust, a Delaware statutory trust (the “Trust”) and WBI Investments, Inc., a New Jersey corporation (the “Sub-Advisor”).
WHEREAS, the Trust and the Sub-Advisor entered into that certain Expense Limitation Agreement dated as of August 1, 2014 (the “Expense Limitation Agreement”);
WHEREAS, the Trust and the Sub-Advisor desire to amend Schedule A to the Expense Limitation Agreement to extend the Limit Expiration Date applicable to each Fund to October 31, 2021.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree the Schedule A to the Expense Limitation Agreement be, and it hereby is, amended and replaced with Schedule A hereto.
IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

ABSOLUTE SHARES TRUST, ON BEHALF OF THE FUNDS

/s/ Steven Van Solkema
By: Steven Van Solkema
Title: Treasurer and Principal Financial Officer
Date: June 11, 2020

WBI INVESTMENTS, INC.

/s/ Scott Kreitz
By: Scott Kreitz
Title: Chief Operating Officer
Date: June 11, 2020

ABSOLUTE SHARES TRUST
EXPENSE LIMITATION AGREEMENT
SCHEDULE A
Funds and Operating Expense Limits

Fund	Operating Expense Limit	Limit Expiration
WBI BullBear Rising Income 3000 ETF	1.25%	October 31, 2021
WBI BullBear Value 3000 ETF	1.25%	October 31, 2021
WBI BullBear Yield 3000 ETF	1.25%	October 31, 2021
WBI BullBear Quality 3000 ETF	1.25%	October 31, 2021
WBI BullBear Global Income ETF	1.25%	October 31, 2021
WBI Power Factor High™ Dividend ETF	.70%	October 31, 2021

Adopted:     August 1, 2014
Amended:     June 11, 2020

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